Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, with respect to our audit of the consolidated financial statements of XpresSpa Group, Inc. as of and for the year ended December 31, 2021, appearing in the Annual Report on Form 10-K of XpresSpa Group, Inc. for the year ended December 31, 2021.

/s/ Friedman LLP

East Hanover, New Jersey

March 31, 2022